Exhibit 10

AMENDMENTS TO THE ALLSTATE CORPORATION DEFERRED
COMPENSATION PLAN, EFFECTIVE AS OF APRIL 24, 2003

1.
Section 1.2(o) is amended by the addition of the following as the last sentence thereto:

"Any amounts payable to a Participant on a monthly, quarterly or any other non-annual basis under any cash incentive or award program shall not be considered an Incentive under this Plan."

2.
Section 4.3(b)6 is renumbered as Section 4.3(b)(4) and amended by revising the first sentence thereof to read as follows:

"Subaccount #4—SSgA Daily EAFE Securities Lending Fund Series T—a fund, managed by State Street Global Advisors (SSgA), which invests in a diversified portfolio of stocks outside of North and South America."

3.
Section 4.3(b)(4) is amended by the addition of the following as the last sentence thereto:

"Trading limits apply to investments in the Series T Fund."

4.
Section 4.3(b)7 is renumbered as Section 4.3(b)(5).

5.
Section 4.3(c) is amended by revising the first sentence thereof to read as follows:

"A Participant may change his Subaccount investment elections at such time and in such manner, and with respect to such existing Account balances and future contributions as the Committee shall determine; any such changes to be effective only in accordance with such procedures as established from time to time by the Committee."